PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

660 South 200 East, Suite 300

Salt Lake City, Utah 84111

(801) 328-2727 – Fax (801) 238-1123

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of TobahMaoz Inc. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated September 12, 2012, on the balance sheet of TobahMaoz Inc. as of July 31, 2012, and the related statement of operations, stockholders' equity, and cash flows for the period from inception on June 22, 2012 through July 31, 2012.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah

December 5, 2012